CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 14, 2012, with respect to the consolidated financial statements, schedules and internal control over financial reporting included in the Annual Report of Handy & Harman Ltd. (formerly known as WHX Corporation) and Subsidiaries on Form 10-K for the year ended December 31, 2011.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Handy & Harman Ltd. (formerly known as WHX Corporation) and Subsidiaries on Form S-3 (File No. 333-158769, effective June 29, 2009), on Form S-8 (File No. 333-144148, effective June 28, 2007) and on Form S-8 (File No. 333-172788, effective March 11, 2011).

/s/Grant Thornton LLP

Edison, New Jersey

March 14, 2012